Exhibit 99.1
NEWS & INFORMATION

FOR:	EMERSON RADIO CORP.
610 Fifth Ave
New York, NY 10020

CONTACT:	Emerson Radio Corp.	or:	Investor Relations:
	Greenfield Pitts		Robert Maffei
	Chief Financial Officer		Investor Relations Manager
	(212) 897-5441		(973) 428-2098

Brainerd Communicators
Brad Edwards or
Denise Roche
(212) 986-6667

Media Relations:
Brainerd Communicators, Inc.
Scott Cianciulli
(212) 986-6667
Friday, November 14, 2008
EMERSON RADIO CORP. REPORTS FISCAL 2009 SECOND QUARTER RESULTS
PARSIPPANY, N.J. – November 14, 2008 – Emerson Radio Corp. (NYSE Alternext US, LLC: MSN) today reported financial results for its second quarter ended September 30, 2008.
Net revenues for the second quarter of fiscal 2009 were $55.1 million, a decrease of $2.8 million compared to net revenues in the second quarter of fiscal 2008. The decrease in net revenues during the second quarter of fiscal 2009 was primarily due to lower sales of the Company’s traditional audio products and iPod® accessories, partially offset by strong year-over-year increases in home appliance products and Mattel® licensed themed product sales, as well as the reversal of a $1.1 million marketing fund accrual for iPod® compatible products.

Operating income for the second quarter of fiscal 2009 was $1.0 million compared to an operating loss of $120,000 during the second quarter of fiscal 2008. In the second quarter of fiscal 2009, as a result of a change in estimate, the Company reversed a $1.1 million marketing fund accrual for iPod compatible products which had accumulated in the previous two fiscal years. The improvement in operating income (loss) for the second quarter compared to the prior year was due primarily to: lower cost of sales resulting from a decrease in warehousing costs, import brokerage royalty expense and legal fees; and lower S,G&A expenses, partially offset by higher year-over-year quality assurance costs.
Net income for the second quarter of fiscal 2009 was $687,000, or $0.03 per diluted share, compared to a net loss of $3.3 million, or $0.12 per diluted share, for the second quarter of fiscal 2008. The improvement in second quarter fiscal 2009 net income was primarily attributable to the higher operating income, and $301,000 of realized gains on redemptions of the Company’s auction rate preferred securities. The net loss in the second quarter of fiscal 2008 included a $3.7 million increase in estimated liability for California franchise taxes for tax years 1979-1990 which was shown as a component of provision for income taxes on our Consolidated Statement of Operations.
“Emerson returned to profitability for the second quarter of fiscal year 2009, driven primarily by the continued success of our Home Appliance product category, where sales grew 6% as a result of our expanded product selection and increased distribution across our network of mass market retailers, in addition to the 1.1 million iPod marketing fund reversal which was no longer required,” said John Spielberger, President of North American Operations. “We are progressing on the implementation of a number of operating and strategic improvements to our business model designed to enhance product design and marketing across key categories, including Audio. While we are pleased with this quarter’s results, we’re also mindful of the potential effects of the economic slowdown. In this environment, we will continue to emphasize several key factors that define our market position and ability to drive sales — our reputation among consumers for our products which deliver value and reliability, our strong retailer partnerships, and our venerable brand.”
The Company also announced today that it filed a Current Report on Form 8-K with the Securities and Exchange Commission (SEC), which includes a letter to shareholders that contains additional insight into the Company’s financial performance and strategic and operational progress during the second quarter and first half of fiscal 2009.
About Emerson Radio Corp.
Emerson Radio Corporation (AMEX: MSN), founded in 1948, is headquartered in Parsippany, N.J. The Company designs, markets and licenses, worldwide, a variety of consumer electronics and home appliances including microwaves and wine coolers, clock radios, full lines of televisions and other video products, and audio and home theater products. For more information, please visit Emerson Radio’s Web site at www.emersonradio.com.
Forward Looking Statements
This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.

EMERSON RADIO CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except earnings per share data)

	Three Months Ended		Six Months Ended
	September 30		September 30
	2008	2007	2008	2007

Net revenues
Net revenues	$55,092	$57,823	$98,187	$110,426
Net revenues-related party	2	39	15	124

	55,094	57,862	98,202	110,550

Costs and expenses:
Cost of sales	47,361	51,393	85,382	96,641
Other operating costs and expenses	1,593	1,548	2,724	3,344
Selling, general and administrative expenses (exclusive of reimbursement claim-related party and non-cash compensation shown below)	4,760	5,307	9,588	10,284
Reimbursement claim-related party	313	—	313	—
Non-cash compensation, net of recoveries	18	(266)	36	(187)

	54,045	57,982	98,043	110,082

Operating income (loss)	1,049	(120)	159	468
Interest income (expense), net	49	(66)	181	4
Gain on sale of building	—	854	—	854
Interest income-related party	—	—	—	163
Unrealized holding (losses) on trading securities	(52)	—	(21)	—
Realized gains on trading securities	301	—	532	—

Income before income taxes and minority interest	1,347	668	851	1,489
Provision for income taxes	699	3,952	1,226	4,331
Minority interest in loss of consolidated subsidiary	(39)	—	(133)	—

Net income (loss)	$687	($3,284)	($242)	($2,842)

Net income (loss) per share:
Basic	$0.03	($0.12)	($0.01)	($0.10)
Diluted	$0.03	($0.12)	($0.01)	($0.10)
Weighted average shares outstanding:
Basic	27,130	27,130	27,130	27,122
Diluted	27,130	27,130	27,130	27,122

EMERSON RADIO CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In thousands)

	September 30, 2008	March 31, 2008(A)
	(Unaudited)
Cash and cash equivalents	$6,436	$14,444
Restricted cash	3,023	—
Foreign exchange forward contracts	—	134
Accounts receivable (less allowances of $3,818 and $4,148, respectively)	26,798	17,289
Due from affiliates	41	765
Inventory, net	44,993	24,854
Deferred tax assets	4,420	5,412
Other current assets	4,054	4,377

Total current assets	89,765	67,275

Property, plant and equipment, net	1,706	1,902
Investments in marketable securities	8,459	11,948
Other assets	6,597	6,804

Total assets	$106,527	$87,929

Current liabilities	41,939	22,978
Long-term borrowings	102	142
Other long term debt	73	57
Minority interest	—	133
Shareholders’ equity	64,413	64,619

Total liabilities and equity	$106,527	$87,929

(A)	Reference is made to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008 filed with the Securities and Exchange Commission in July 2008. The Company filed a 10-K/A in July 2008.